Exhibit (e)(2)

ETFIS SERIES TRUST I

AMENDMENT TO EXHIBIT A TO DISTRIBUTION AGREEMENT

THIS AMENDMENT (the “Amendment”) dated as of the 5th day of February, 2019, to Exhibit A to the Amended & Restated Distribution Agreement, dated February 8, 2017 (the “Distribution Agreement”), is entered into by and between ETFIS SERIES TRUST I (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), and ETF Distributors LLC, a Delaware limited liability company with its principal place of business at 1540 Broadway, New York, NY 10036 (the “Distributor”).

WHEREAS, each of the Trust and the Distributor is a party to the Distribution Agreement; and

WHEREAS, each of the Trust and the Distributor desires to amend the Distribution Agreement to replace Exhibit A.

NOW, THEREFORE, the parties agree as follows:

1. Exhibit A to the Distribution Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2. Except to the extent amended hereby, the Distribution Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ETFIS SERIES TRUST I	ETF DISTRIBUTORS LLC
By: /s/ Matthew B. Brown	By: /s/ Brinton Frith
Matthew B. Brown, Vice President	Brinton Frith, Senior Vice President

EXHIBIT A

(As of February 5, 2019)

InfraCap MLP ETF

InfraCap REIT Preferred ETF

Reaves Utilities ETF

Virtus Cumberland Municipal Bond ETF

Virtus Glovista Emerging Markets ETF

Virtus InfraCap U.S. Preferred Stock ETF

Virtus LifeSci Biotech Clinical Trials ETF

Virtus LifeSci Biotech Products ETF

Virtus Newfleet Multi-Sector Bond ETF

Virtus Private Credit Strategy EFT

Virtus Real Asset Income ETF

Virtus WMC Global Factor Opportunities ETF